Exhibit 10.3
FIRST AMENDMENT TO
THE J. M. SMUCKER COMPANY TOP MANAGEMENT
SUPPLEMENTAL RETIREMENT PLAN
(January 1, 2013 RESTATEMENT)

The J. M. Smucker Company Top Management Supplemental Retirement Plan, established effective January 1, 1985, as amended and restated effective as of May 1, 1994, May 1, 1999, January 1, 2005, January 1, 2009 and January 1, 2013 (the “Plan”), hereby is amended further effective April 1, 2016;

WHEREAS, effective May 1, 2016 (the “Transition Date”), Richard K. Smucker (“Mr. R. Smucker”), the Chief Executive Officer of The J. M. Smucker Company (the “Company”), will no longer serve as the Chief Executive Officer but will become the Executive Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, following the Transition Date, the Company desires for Mr. R. Smucker to continue to provide services to the Company, including focusing his efforts on corporate strategy, succession planning, serving as an ambassador of the Company with employees, customers, and other constituents, and other matters as requested by the Board;

WHEREAS, the Executive Compensation Committee of the Board (the “Committee”), by actions taken on March 7, 2016, has determined that it is in the best interest of the Company to amend the Plan to provide Mr. R. Smucker with the same level of monthly benefits under the Plan that he would be entitled to receive if he ceased providing services to the Company on March 31, 2016;

WHEREAS, such actions of the Committee further authorize officers of the Company to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions; and

WHEREAS, pursuant to Section 7.1 of the Plan and the authority delegated by the Board, the Committee has the power to amend the Plan;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.    The penultimate paragraph of Section 2.3 of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing provisions of this Section 2.3, (a) the Monthly Retirement Benefit payable to Timothy P. Smucker (“Mr. T. Smucker”) shall be calculated as if Mr. T. Smucker had ceased providing services to the Company on August 16, 2011, and (b) the Monthly Retirement Benefit payable to Richard K. Smucker (“Mr. R. Smucker”) shall be calculated as if Mr. R. Smucker had ceased providing services to the Company on March 31, 2016.”

2.    The last paragraph of Section 2.6 of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing provisions of this Section 2.6, (a) the Benefit Target Date for Mr. T. Smucker will be August 16, 2011, and the amount of any benefit paid to Mr. T. Smucker as a single lump sum form of benefit at any time from September 1, 2014 through April 1, 2015 shall be based on a date of payment of September 1, 2014, and (b) the Benefit Target Date for Mr. R. Smucker will be April 1, 2016.”

Executed at Orrville, Ohio on this 7th day of March, 2016, effective as of April 1, 2016.

THE J. M. SMUCKER COMPANY
By its duly authorized officer

/s/ Jeannette L. Knudsen
By: Jeannette L. Knudsen, Vice President,
General Counsel and Corporate Secretary